Exhibit 99.2

PRESS RELEASE

Valvoline Announces CEO Succession Plan
Sam Mitchell to retire as CEO and member of the Board of Directors, effective September 30, 2023
Current President, Lori Flees, named CEO

Lexington, Ky., Aug. 9, 2023 – Valvoline Inc. (NYSE: VVV), a trusted leader in preventive automotive maintenance delivering quick and convenient service, today announced that Sam Mitchell is retiring as Chief Executive Officer and a member of the Board of Directors, effective September 30, 2023. Mitchell will be succeeded by Lori Flees, current President of Retail Services, as the Company’s Chief Executive Officer. Flees will also join the Company’s Board.

Rich Freeland, Chairman of the Valvoline Board of Directors, said, “On behalf of the Board, I want to thank Sam for his leadership of Valvoline for the last 21 years. During this time, Sam has led the Company through a period of exceptional growth and performance, which included a very successful IPO in 2016, and most recently, the restructuring and separation of Valvoline’s Retail Services and Global Products businesses. Today Valvoline is the leader in preventive automotive maintenance, and it is from this position of strength that the Board has accepted Sam’s retirement decision.”

“Leading this Company has been the highlight of my career. I will always be grateful for the experience of working with the talented and dedicated people at Valvoline, and I wish them all future success,” said Mitchell. “I have had the privilege of working side by side with Lori for the past year. Throughout her career and in our time working together, she has proven to be a strategic thinker with a natural ability to unite teams and drive results. The Board and I have great confidence that she is the right leader for Valvoline as the Company focuses on its future as a high-growth, high-margin, pure-play retail services business.”

Flees has served as President of Valvoline Retail Services for the past year. In this role, she has led the Company’s operations, driving top and bottom-line growth to new record levels. She will continue in her role as President, in addition to serving as the Company’s CEO.

“Lori is a talented executive with a proven track record of delivering results,” continued Freeland. “Over the past year, Lori has become a highly respected member of the management team. Her substantial retail and leadership experience uniquely qualify her to lead Valvoline as it continues to deliver best-in-class retail automotive services. She has quickly gained intimate knowledge of the business and has galvanized the team around Valvoline’s strategic direction. Lori’s experience in strategy development, incubating innovative retail capabilities, and her deep consumer focus make her the ideal choice to oversee Valvoline’s next phase of growth as a pure-play retailer.”

“It is an honor and a privilege to be named the next CEO of Valvoline,” said Flees. “Together with our talented team and strong franchise partners, we will continue to deliver a quick, easy, and trusted customer experience, while investing strategically to drive best-in-class value creation for our shareholders. I want to thank the Board for their trust in me. I also would like to express my appreciation to Sam Mitchell for his mentorship and successful leadership of Valvoline through a critical time of change and growth.”

About Lori Flees
Flees was named President of Valvoline’s Retail Services business segment in April 2022. In her role as President, she oversees Valvoline’s fast-growing retail services business, which operates more than 1,800 Company-owned and franchised service center locations serving consumer and fleet customers.
Flees started her career in the automotive industry 35 years ago within General Motor’s GMC Truck division. After 17 years at Bain & Company, a global strategy consulting firm, Flees spent nearly a decade at Walmart where most recently she led all aspects of Walmart’s Health & Wellness business across more than 4,800 locations. She joined Walmart to lead corporate strategy and development, and later moved into leadership roles that included the incubation of new retail capabilities via the deployment of emerging technologies, strategic partnership development with companies such as Google and Microsoft, and the leadership of the pharmacy and optical business of Sam’s Club.

Third Quarter 2023 Financial Results and Conference Call
In a separate release issued today, Valvoline Inc. announced its financial results for the third quarter ended June 30, 2023. Valvoline’s management will host a live audio webcast today, August 9, 2023, at 9:00 a.m. EDT to discuss financial results and business highlights. The audio webcast, along with supplemental financial information, can be accessed via the investor relations page of the Company’s website at investors.Valvoline.com.

About Valvoline Inc.
The Quick, Easy, Trusted name in preventive vehicle maintenance, Valvoline Inc. (NYSE: VVV) leads the industry with automotive service innovations that simplify consumers’ lives. With an average consumer rating of 4.6 out of 5 stars*, Valvoline Inc. has built the model for transparency and convenience to take the worry out of vehicle care. From 15-minute stay-in-your-car oil changes to battery replacements and tire rotations, the Company’s model offers maintenance solutions for all types of vehicles.

The Company operates and franchises more than 1,800 service center locations through its Valvoline Instant Oil ChangeSM and Valvoline Great Canadian Oil Change retail brands, and helps independent operators grow their businesses through its nearly 300 Valvoline Express Care locations in North America. To learn more, or to find a Valvoline Inc. service center near you, visit vioc.com.

TM Trademark, Valvoline Inc. or its subsidiaries, registered in various countries
SM Service mark, Valvoline Inc. or its subsidiaries, registered in various countries
* Based on a survey of more than 600,000 Valvoline Instant Oil Change customers annually

For Further Information

Investor Relations
Elizabeth B. Russell
+1 (859) 357-3155
ir@valvoline.com

Media Relations
Michele Gaither Sparks
+1 (859) 230-8097
michele.sparks@valvoline.com